Exhibit 99.3
GENERAL CABLE ANNOUNCES NEW CHIEF FINANCIAL OFFICER
HIGHLAND HEIGHTS, KENTUCKY, November 2, 2016 – General Cable Corporation (NYSE: BGC) today announced the appointment of Matti Masanovich as Chief Financial Officer and Senior Vice President, reporting to Michael McDonnell, President and Chief Executive Officer, effective November 11, 2016.
“Matti is an accomplished leader with significant financial and operational expertise,” said McDonnell. “His global experience developing and executing business strategies to drive revenue growth, margin expansion and free cash flow will be vital as we execute on our strategic roadmap.”
Masanovich will be responsible for all aspects of the Finance, Investor Relations and IT functions, while also serving as a key business partner in achieving the company’s strategic growth initiatives.
Matti brings with him more than 20 years of finance, accounting and operations experience across large, international manufacturing companies. He was recently at Delphi Automotive PLC where he was Vice President, Finance of an $8B, 120,000 employee global business unit. Prior to that, Matti held executive roles across finance disciplines including audit, FP&A, shared services and accounting at companies going through significant transformation such as Dura Automotive, Emcon Technologies, Collins & Aikman, Federal-Mogul, and ProBuild Holdings.
Matti began his career with PricewaterhouseCoopers and earned his Chartered Accountant designation. He holds a Masters of Business Administration degree and an Honours Bachelor of Commerce degree from the University of Windsor.
General Cable Corporation, headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction, and communications markets. Visit our website at www.generalcable.com.
Contact:
Gavin Bell
Vice President, Investor Relations
(859) 572-8684